Exhibit 99.1

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: May 3, 2018
Boise Cascade Company Announces Quarterly Dividend
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors has declared a $0.07 per share quarterly cash dividend to holders of its common stock. The dividend will be paid on June 15, 2018 to stockholders of record on June 1, 2018.

Future quarterly dividend declarations, including amount per share, record date and payment date, will be made by the Board of Directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, contractual restrictions and other factors as the Board of Directors may deem relevant.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.